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                                                                       EXHIBIT 3

                 [LETTERHEAD OF METROMEDIA INTERNATIONAL GROUP]




FOR IMMEDIATE RELEASE


              METROMEDIA INTERNATIONAL GROUP AND ELLIOTT ASSOCIATES
                 JOINTLY ANNOUNCE THE NOMINATION AND APPOINTMENT
        OF A NEW INDEPENDENT DIRECTOR TO METROMEDIA'S BOARD OF DIRECTORS


NEW YORK, OCTOBER 29, 2002 -- Metromedia International Group, Inc. (the Company) (AMEX:MMG), the owner of various interests in communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, and Elliott Associates, L.P. and Elliott International, L.P., institutional investment firms under common management (together "Elliott"), jointly announced today the nomination and appointment of Alan K. Greene as a new independent Director to MMG's Board of Directors.

Mr. Greene's nomination and appointment as an independent member of the Board of Directors designated by Elliott follows the previously announced resignation of Oren G. Shaffer, on September 30, 2002, whose nomination had earlier this year been jointly announced by Company management and Elliott and who was voted into office by the Company's common shareholders in June 2002. As announced earlier this month, Mr. Shaffer indicated that he had resigned from the Board of Directors because his new positions as Vice Chairman and Chief Financial Officer of Qwest Communications require his full-time commitment.

Mr. Greene will serve as a Class I Director for a three-year term expiring at the annual meeting of stockholders in 2005.

Mr. Greene brings to the Board extensive business, finance and Board level experience. Mr. Greene served as the Chief Financial Officer of International Telecommunication Data Systems, Inc., a leading provider of comprehensive transactional billing and management information solutions to providers of wireless, long distance and satellite telecommunications services. Prior to this position he had over twenty years of experience as a managing partner at Price Waterhouse. From 1989 to 1991, Mr. Greene held the position of National Director, Merger and Acquisition - Tax Services at Price Waterhouse. Previously, Mr. Greene was the Managing Partner of Price Waterhouse's Stamford Connecticut office. In his tenure at Price Waterhouse, he consulted with international clients on the tax and financial implications of cross border financing, and handled structuring, negotiating, financing and closing over 150 international and domestic transactions ranging from Fortune 100 multinationals to start-up ventures. In addition, he created financing and investment strategy for new financial products for the mutual fund industry and foreign banking industries.

"We are very pleased to have Alan Greene as a member of the Company's Board of Directors," said Carl Brazell, Chairman, President and Chief Executive Officer of MMG. "He will provide another independent voice and an additional overall objective perspective at the Board level. Moreover, we are confident that Alan's vast business and financial experience will be of great value in helping us navigate our way through our restructuring."



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METROMEDIA INTERNATIONAL ANNOUNCES NEW INDEPENDENT DIRECTOR               Page 2



ABOUT METROMEDIA INTERNATIONAL GROUP
------------------------------------

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

ABOUT ELLIOTT ASSOCIATES
------------------------

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4% of MMG common stock. Elliott Associates is based in New York and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at WWW.METROMEDIA-GROUP.COM.


CONTACTS:

METROMEDIA INTERNATIONAL GROUP, INC.

Investor Relations

Ernie Pyle
Senior Vice President Finance,
Chief Financial Officer and Treasurer
(212) 527-3800